UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 22, 2005

LIBERTY PROPERTY TRUST
LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355

(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code:	(610) 648-1700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01	Entry Into a Material Definitive Agreement.
     On December 22, 2005, Liberty Property Trust (the “Company”) and Liberty Property Limited Partnership (the “Borrower”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Wachovia Bank, National Association, SunTrust Bank and Citizens Bank of Pennsylvania, as Documentation Agents, PNC Bank, National Association and Wells Fargo Bank, National Association, as Managing Agents, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, and the lenders a party thereto, to obtain extensions of credit and commitments in a revolving credit facility aggregating $600 million, as may be increased in accordance with the terms of the Credit Agreement (the “Credit Facility”). The Credit Agreement amends and restates in its entirety a Credit Agreement, dated as of January 16, 2003, as amended by the First Amendment to Credit Agreement, dated as of December 20, 2004, which provided for the making of loans by the lenders named therein in an aggregate principal amount at any one time outstanding not to exceed $400 million. In addition, the Credit Agreement incorporates and replaces in its entirety a $50 million Multi-Currency Credit Agreement, dated as of January 16, 2003, as amended by the First Amendment to Multi-Currency Credit Agreement, dated as of December 20, 2004.
     Borrowings under the Credit Facility bear interest at LIBOR or the prime rate, plus a margin specified in the Credit Agreement.
     The Borrower must repay all advances by January 16, 2010 (or, if the Borrower exercises its option to extend the maturity date in accordance with the terms of the Credit Agreement, January 16, 2011), or such earlier date on which the loans become due and payable pursuant to the terms of the Credit Agreement.
     The Credit Facility contains customary covenants. Certain financial covenants included in the Credit Facility are summarized below:
•	total debt to total assets may not exceed 60% with certain exceptions;
•	unsecured debt to value of all unencumbered properties may not exceed 60% with certain exceptions;
•	maximum secured debt to total asset value may not exceed 40%;
•	tangible net worth of the Borrower may not be less than $1.65 billion plus 75% of net offering proceeds;
•	adjusted net operating income from all unencumbered properties to interest expense on unsecured indebtedness may not be less than` 2.00 to 1.0 for any fiscal quarter; and
•	adjusted EBITDA to fixed charges may not be less than 1.50 to 1.0 for any fiscal quarter.
     The Credit Facility contains customary events of default. If an event of default occurs and is continuing, the Borrower might be required to repay all amounts outstanding under the Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information disclosed above under Item 1.01 is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST
By:	/s/ George J. Alburger, Jr.
	Name:	George J. Alburger, Jr.
Executive Vice President and and Chief Financial Officer

LIBERTY PROPERTY LIMITED PARTNERSHIP
By:	Liberty Property Trust, its sole
General Partner

By:	/s/ George J. Alburger, Jr.
	Name:	George J. Alburger, Jr.
Executive Vice President and and Chief Financial Officer

Dated: December 27, 2005